Exhibit 99.2

Fourth-Quarter 2004 Conference Call Script

March 16, 2005

Operator:

Ladies and gentlemen, welcome to the Foster Wheeler Ltd. fourth-quarter earnings and full year 2004 conference call.

(Operator instructions to participants.)

I would now like to turn the call over to Carolyn Greenhalgh, who leads the Company’s communications team.  Please begin, Ma’am.

Carolyn Greenhalgh:

Thank you, operator.

Good morning everyone, and thank you for joining us today.  Our news release announcing our fourth-quarter and full year 2004 results was issued today and has been posted to our Web site at www.fwc.com.

We have today filed to extend the date for filing our 2004 Form 10-K until we have completed testing relating to Section 404 of the Sarbanes-Oxley Act.  Our Form 10-K will be filed on or before March 31, 2005, with the Securities and Exchange Commission.

Before turning to the discussion of our financial results, let me remind you that any comments made today about future operating results or other future events are forward-looking statements under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.  Actual results may differ substantially from such forward-looking statements.  A discussion of factors that could cause actual results to vary is contained in Foster Wheeler’s annual and quarterly reports filed with the SEC.

Joining me on the call today are Ray Milchovich, Chairman, President and CEO of the company, and John La Duc, Executive Vice President and CFO.  After our opening remarks, we’ll have time to take your questions at the end.  Now, I’d like to turn the call over to Ray.

Ray Milchovich:

Thank you, Carolyn.  Good morning everyone and thank you for joining us.

Our objective for 2004 was to successfully restructure the Company’s balance sheet and operations, and we did just that.

We reduced corporate indebtedness by $463 million during 2004, including $437 million resulting from our successful equity-for-debt exchange. We also extended substantially all corporate debt maturities to 2011.

Our global Engineering and Construction (E&C) business and our North American Power business delivered strong operating results in 2004. We completed a number of large projects with excellent safety records, under budget and ahead of schedule, with high client satisfaction and profits that exceeded our initial forecasts.

Most of the major E&C markets we serve are in an investment phase of their business cycles, driven by sustained high oil and natural gas prices, robust global economic growth rates, growth in product demand, plus investment driven by environmental or product quality legislation.  New bookings in our E&C Group were up substantially for the quarter and for the year.  Despite the overall weakness in the power sector, for the first time in at least four quarters, both our E&C and Global Power businesses built backlog in the fourth quarter of 2004, compared with the preceding quarter.

New orders booked during the fourth quarter of 2004 include:

•                  Firstly, in our global E&C business, we have been awarded, in a joint venture with SNC-Lavalin Australia Pty Ltd., a $75 million contract by Goro Nickel SA, 85% owned by Inco, to provide services related to the engineering, procurement and construction management of Goro Nickel’s world-scale Goro nickel-cobalt project in New Caledonia.  This award is a reflection of the quality of our engineering, procurement, and construction management services, plus our proven ability to manage large, logistically-challenging, complex projects.  It also highlights our ability to transfer these sought-after skills to new business sectors.

•                  We have been awarded a $43 million contract at AB Mazeikiu Nafta’s refinery in Lithuania for the supply and construction of a new fluid catalytic cracker gasoline selective hydrotreater.  This is a strategic project for the refinery, the only refinery in the Baltic States, which will enable it to meet the European Union’s specifications for the sulfur content of gasoline which come into force in 2009.  Additionally, it represents another success for us in the Baltic, Eastern European and Russian markets.

•                  Building on our reputation in the oil and gas sector, and in Russia, we have been awarded a concept selection study contract by TNK-BP for an oil and oil products import and export facility at Ust-Luga in Russia. Using our wealth of oil and gas experience and in-depth technical expertise, we will work closely with our client to identify and evaluate a range of options, and so develop a design which maximizes the value of the project to TNK-BP and its other stakeholders.

•                  Secondly, in our Global Power business , our North American Power Group was awarded a contract exceeding $18 million by SNC-Lavalin Power for a 55 MW boiler for Fibrominn’s landmark green energy project in Benson, Minnesota.  In addition to providing an alternative, more environmentally-friendly method of disposing of poultry-litter waste, the plant’s only by-product is ash that can be recycled as fertilizer.  This plant also contributes to the reduction of greenhouse gas production through the displacement of existing fossil-fueled generation by carbon-neutral biomass electricity.

•                  Our European Power Group won two biomass boiler island contracts: for Siemens in Austria and for Germany’s Prokon Nord.  The latter is our third contract from Prokon Nord and is for a demolition wood-fired boiler destined for a new power plant north of Düsseldorf.  It follows orders for similar boiler islands for power plants at Papenburg and Hamburg.  The first of these has already been handed over and the second is due to be handed over at the end of 2005.  This latest win will be the sixth biomass boiler to be supplied to Germany in the last four years.

Recently, we have also announced that, in a joint venture with WorleyParsons, we have received a letter of intent from Woodside Energy Ltd. for the engineering, procurement and construction management contract for the proposed LNG Phase Five project, which will add a fifth LNG liquefaction train at the existing Karratha LNG complex in Western Australia.  This reflects our LNG liquefaction expertise and our proven ability to execute and manage complex world-scale projects.

As I have previously stated, I am very disappointed with the financial implications of the three problem projects executed by our European Power business unit.  These contracts were approved prior to the implementation of the current corporate center project risk management process and included scope of work that would not be authorized for this subsidiary today.  We have taken corrective actions on all three projects, for which the construction phase is now substantially complete.  However, all three projects remain subject to final closeout and completion of the respective warranty periods.

The major improvement in our capital structure, together with the strong operating results delivered by all but one of our business units, provide us with a much stronger worldwide platform upon which to grow our business.

Now I’d like to turn the call over to John to review the fourth quarter of 2004 and full year results.

John LaDuc :

The net loss for the fourth quarter of 2004 was $95.4 million, inclusive of after-tax charges of a net $74.8 million relating to a previously-announced adverse court decision in asbestos insurance coverage allocation litigation involving certain of our subsidiaries, $18.4 million relating to three power projects in Europe and $2.0 million of restructuring costs.

For the year, the net loss was $285.3 million, inclusive of after-tax charges of $175.1 million relating to our successful equity-for-debt exchange, a $60.6 million net charge relating to the adverse court decision in the fourth quarter and the revaluation of estimated asbestos insurance receivables, $74.8 million relating to the three problem European power projects and $17.2 million of restructuring costs.

The net loss per basic share for the fourth quarter of 2004 was $7.38 and for the year was $57.84.

EBITDA, inclusive of the above charges, was a negative $59.2 million for the fourth quarter 2004, and a negative $104.8 million for the year.  Excluding the charges described above, EBITDA was a positive $36.2 million for the fourth quarter of 2004 and a positive $222.9 million for the full year.

For the fourth quarter 2004, the E&C Group’s EBITDA was $21.1 million, compared with $13.2 million for the fourth quarter of 2003.  For the year ended December 31, 2004, E&C Group EBITDA was $135.7 million, compared with $68.7 million in 2003.  The increase in 2004 EBITDA reflects strong project execution in the E&C Group’s worldwide operations and a $15.9 million net gain on the sale of power project development rights in Italy.

The Global Power Group’s EBITDA for the fourth quarter of 2004 was $16.0 million compared with $52.3 million in the fourth quarter of 2003.  For the year ended December 31, 2004, Global Power Group EBITDA was $80.7 million compared with $137.8 million in 2003.  The decline in EBITDA was driven by the $74.8 million in profit reversals and losses on the three European power projects.

Turning now to bookings, revenues and backlog, new orders booked by the Company during the fourth quarter of 2004 were $819.5 million, up 79% compared with $457.7 million during the fourth quarter of 2003.  For the year ended December 31, 2004, the Company’s new orders were up 13% to $2.44 billion compared with $2.16 billion in 2003.

New orders booked by the E&C Group during the fourth quarter 2004 were $526.8 million, up significantly from $117.8 million booked during the fourth quarter of 2003.  The Goro nickel-cobalt project, several clean fuels and refinery upgrade projects, pharmaceutical awards in AsiaPacific, and oil and gas awards led the business booked in the quarter.  For the year ended December 31, 2004, the E&C Group’s new orders were also up significantly to $1.7 billion, from $1.3 billion in 2003.

New orders booked in the fourth quarter of 2004 for the Global Power Group were $295.8 million, compared with $340.9 million in the fourth quarter of 2003.  For the year ended December 31, 2004, the Global Power Group’s new orders were $696.7 million, compared with $880.7 million in 2003.  The decline in new orders is primarily the result of the overall weakness of the power sector in the USA and Europe.

The Company’s operating revenues for the fourth quarter of 2004 were $639.4 million, down from $1.13 billion in the fourth quarter of 2003.  For the year ended December 31, 2004, the Company’s operating revenues were $2.66 billion, compared with $3.72 billion in 2003.

Operating revenues for the E&C Group in the fourth quarter of 2004 were $429.0 million, down from $740.5 million in the fourth quarter of 2003.  For the year ended December 31, 2004, the E&C Group’s operating revenues were $1.7 billion, down from $2.3 billion in 2003.

Global Power Group’s operating revenues for the fourth quarter of 2004 were $214.2 million, down from $392.3 million in the fourth quarter of 2003.  For the year ended

December 31, 2004, the Global Power Group’s operating revenues were $1.0 billion, down from $1.45 billion in 2003.

The Company’s backlog at year-end 2004 was $2.1 billion, compared with $2.3 billion at the end of 2003.  Company backlog at December 31, 2004, expressed in terms of Foster Wheeler scope, i.e. excluding reimbursable flow-through costs, increased by 7% to $1.42 billion, compared with $1.33 billion at the end of 2003.

E&C backlog at year-end 2004 was up slightly to $1.4 billion, compared with $1.3 billion at year-end 2003.  E&C backlog expressed in Foster Wheeler scope was up 84% to $883.4 million at year-end 2004, compared with $480.4 million at year-end 2003.

Global Power Group backlog at year-end 2004 was $646.3 million compared with $957.9 million at year-end 2003.  Expressed in terms of Foster Wheeler scope, Global Power Group backlog at year-end 2004 was $534.4 million, compared with $845.1 million at year-end 2003. Although power backlog is not as high as we have seen in recent years, reflecting challenging market conditions in North America and Europe, we are still gaining quality business.

Total cash and short-term investments at year-end 2004 were $390.2 million, compared with $371.9 million at the end of the third quarter of 2004, and $430.2 million at year-end 2003.  Of the $390.2 million in cash and short-term investments at year-end 2004, $319.6 million was held by non-U.S. subsidiaries.

We are making good progress with our new multi-year Senior Credit Facility and expect to make an announcement shortly.

Turning now to asbestos, we took a charge to fourth quarter earnings of $74.8 million as a result of an adverse court decision in asbestos coverage allocation litigation involving certain of our subsidiaries.  On January 10, 2005, a New York state trial court entered an order finding that New York, rather than New Jersey, law applies in a lawsuit regarding the allocation of liability for asbestos-related personal injury claims among the Foster Wheeler entities and their various insurers.  The litigation seeks to determine the respective obligations of Foster Wheeler’s various insurers to indemnify Foster Wheeler for asbestos-related bodily injury losses.  The substantive laws of New Jersey and New York apply different methods of allocating insurance proceeds available to satisfy claims triggered over multiple years.  The application of New York, rather than New Jersey, law would result in Foster Wheeler realizing lower insurance recoveries.  After recording this charge, and assuming satisfactory resolution or settlement of issues with insurers remaining in the lawsuit, we continue to believe that we will not be required to fund any asbestos liabilities from our cash flow before 2010.  However, unless this decision is reversed, we expect that we will be required to fund a portion of our asbestos liabilities from our own cash beginning in 2010.

On February 16, 2005, we filed separate motions seeking the re-argument of this decision, and an appeal of this decision to a higher court.  We intend to continue actively to pursue settlements with our insurers and to manage our insurance portfolio in order to minimize our cash obligations for asbestos liabilities going forward.

Finally, in connection with the preparation of our 2004 year-end financial statements, we detected a deficiency in executing the measurement and tracking processes during the fourth quarter 2004 at one of our problem European power projects. As a result, personnel managing the project did not have adequate control of commitments to third party subcontractors and vendors during the fourth quarter of 2004, and therefore could not adequately track the financial results of the project until after the quarter had ended.

We concluded that the deficiency at the project represented a “material weakness” in our internal controls over financial reporting during the fourth quarter of 2004.  A material weakness is defined as “a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a misstatement of the company’s annual or interim financial statements will not be prevented or detected”.

We have taken action to remediate this material weakness but believe more time must pass to evidence that the procedures at this project are operating as intended.

Now I’d like to turn the call back to Ray for concluding remarks.

Ray Milchovich:

Thank you, John. Let me just quickly summarize the key messages.

1.  During 2004, we dramatically improved our balance sheet.  Due primarily to the equity-for-debt exchange offer, we reduced debt by $463 million.  We extended substantially all corporate debt maturities to 2011.  We are making good progress with our new Senior Credit Facility and expect to make an announcement shortly.

2.  The operating performance of the worldwide E&C business and our North American power business was strong.  We completed a number of large projects with excellent safety records, under budget, ahead of schedule, meeting or exceeding client expectations, and exceeding our initial profit forecasts.

3.  Even though our current backlog is lower than we would like, we are convinced that our contracts are of high quality and most of the major E&C markets we serve are at an investment phase of their business cycle.  This market strength is being driven by sustained high oil and natural gas demand and pricing.  For the first time in at least four quarters, both our E&C and Global Power businesses built backlog in the fourth quarter of 2004, compared with the preceding quarter.

4.  Our current priority is to book new business, build backlog, and deliver “best in class” products and services which consistently meet or exceed our clients’ expectations.

5.  Given the successes and accomplishments of 2004, we are very optimistic regarding the future of Foster Wheeler.

We now go to questions.

Operator, would you please open the lines.

OPERATOR:     (Will provide instructions for Q&A session.)

[Q & A SESSION]

Ladies and gentlemen, it appears there are no further questions at this time.  I’ll now turn the call back over to you.

Carolyn Greenhalgh:

Thank you for your attention.  We appreciate your participation today.  We look forward to speaking with you over the coming months.  Thank you, and good-bye.

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